Exhibit 35

COUNTRYWIDE HOME LOANS SERVICING LP

OFFICERS’ CERTIFICATE
ANNUAL STATEMENT OF THE MASTER SERVICER

CWALT, INC.
ALTERNATIVE LOAN TRUST 2006-11CB
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-11CB

The undersigned does hereby certify that the undersigned is an officer of Countrywide GP, Inc., general partner of Countrywide Home Loans Servicing LP (the “Master Servicer”), and does hereby further certify pursuant to Section 3.16 of the Pooling and Servicing Agreement for the above-captioned Series (the “Agreement”) that:

(i)           A review of the activities of the Master Servicer during the preceding calendar year and of the performance of the Master Servicer under the Agreement has been made under my supervision; and

(ii)           To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such calendar year.

/s/ Craig Baingo                                                                                                                 Dated: March 14, 2007

Craig Baingo
Executive Vice President, Finance